[Exhibit 99.1 - Press Release]

PREMIER SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE PLAYERS GRILLE

Tampa, Florida -- June 29, 2004 -- Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN) today announced that it has entered into a definitive agreement to acquire Players Grille. The Company continues to finalize paperwork and the legal documentation necessary to close the acquisition which is expected in the next few weeks.

Under terms of the agreement , Premier Development & Investment, Inc. and its subsidiary division, Players Grille, Inc. will acquire all of the Player's Grille Fleming Island, FL. location assets for a combination of securities, cash and a promissory note with an aggregate value of approximately $1 million. The purchase price consists of $325,000 of cash, a promissory note of $250,000 payable over two (2) years bearing five percent (5%) simple interest and five-hundred thousand ($500,000) in shares of Premier Development & Investment, Inc. common stock. The specific number of shares to be issued shall be determined by the preceding five (5) day average closing price of the common stock as reported by the National Association of Securities Dealers (NASD) at the date of closing.

Premier Development expects the Players Grille division is expected to be
accretive to earnings in 2004.   Michael Hume will run the Players Grille, Inc
division operations.

"We feel this announcement is important in keeping our shareholders and other people interested in our company informed of our progress. We are excited about the acquisition of Players Grille and look forward to finishing the detail work required to complete this acquisition.,'' Eric R. Boyer, Premier's President and CEO, commented.

Mr. Boyer further stated, "We also continue to work on the acquisition of Countrywide realty, and are excited to be moving forward with our corporate growth strategy. The conclusion of both acquisitions will further enhance shareholder and book values while providing an immediate and substantial increase in revenues and earnings."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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